HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS PRELIMINARY NET CONTRACTS AND DELIVERIES FOR THE FOURTH QUARTER OF FISCAL 2007

RED BANK, NJ, November 6, 2007 – Hovnanian Enterprises, Inc. (NYSE: HOV) today announced preliminary net contracts and deliveries for the fourth quarter ended October 31, 2007. The Company delivered 3,969 homes during its fourth quarter, a decrease, excluding home deliveries from unconsolidated joint ventures in both periods, of 19% from the same quarter a year ago.

Management continues to focus on improving its balance sheet and on generating cash flow; during the fourth quarter total debt was reduced by $390 million. The Company retired the remaining $140 million of its $150 million 10-1/2% senior notes and reduced the amount drawn under its $1.5 billion unsecured revolving credit facility by $250 million, from $456 million at July 31, 2007 to $206 million at October 31, 2007.

Net contracts for the quarter were 2,781 homes, a decrease, excluding net contracts from unconsolidated joint ventures in both periods, of 10% from last year's fourth quarter. During the month of October, the sales pace in most of the Company’s markets significantly deteriorated when compared to the sales pace of recent months. Cancellations for the fiscal 2007 fourth quarter were 40% of gross contracts, compared to the cancellation rate of 35% for both the third quarter of 2007 and the fourth quarter of 2006. The primary reason for the increase in the Company’s cancellation rate is the tightening of mortgage underwriting standards, which has lead to some customers cancelling their contracts due to an inability to obtain mortgage loans. Contract backlog, as of October 31, 2007, excluding unconsolidated joint ventures, was 5,938 homes, a decrease of 30% from the same quarter a year ago.

These results are preliminary and the Company is still completing its review of financial results. The Company expects to finalize and release complete financial results for the fourth quarter ended October 31, 2007 after the close of the New York Stock Exchange on Tuesday, December 18, 2007. The Company will webcast its fourth quarter financial results conference call at 11:00 a.m. (ET) on Wednesday, December 19, 2007.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes. As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2006 annual report, can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Hovnanian Enterprises, Inc. is a member of the Public Home Builders Council of America (“PHBCA”) (www.phbca.org), a nonprofit group devoted to improving understanding of the business practices of America's largest publicly-traded home building companies, the competitive advantages they bring to the home building market, and their commitment to creating value for their home buyers and stockholders. The PHBCA's 14 member companies build one out of every five homes in the United States.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2006.

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